Exhibit 10.2

Inpixon and Kevin Harris have agreed to serve as a senior financial advisor to Inpixon’s Chief Executive Officer. In this new role, Mr. Harris will continue as an at-will employee with monthly compensation of $10,000. Pursuant to the terms of Mr. Harris’s he was entitled to a cash bonus of approximately $53,000. Inpixon has agreed to pay such bonus as soon as possible but no later than over 3 pay periods, beginning with the pay period ending July 31, 2017. Such oral arrangement may be terminated at any time upon the mutual consent of the parties. Inpixon anticipates that it will enter into a written agreement with Mr. Harris that includes the terms set forth above.